Exhibit 99.1

New York Mortgage Trust Reports

Second Quarter 2013 Results

NEW YORK, NY – August 6, 2013 (GLOBE NEWSWIRE) – New York Mortgage Trust, Inc. (Nasdaq: NYMT) (“NYMT,” the “Company,” “we,” “our” or “us”) today reported results for the three and six months ended June 30, 2013.

Summary of Second Quarter 2013:

●

Net income attributable to common stockholders of $11.2 million, representing basic income per common share of $0.19 for the quarter ended June 30, 2013, as compared to net income attributable to common stockholders of $5.1 million and basic income per common share of $0.34 for the quarter ended June 30, 2012.

●

Net interest income for the quarter ended June 30, 2013 rose to $14.0 million, an increase of $8.1 million from the same period in the prior year and an increase of $0.9 million from the quarter ended March 31, 2013.

●

Invested $132.4 million in distressed residential mortgage loans and $41.2 million in the first loss PO security and certain IO securities issued by a Freddie Mac-sponsored multi-family K-Series securitization.

●

Issued 13.6 million shares of common stock for net proceeds of $94.5 million and issued 3.0 million shares of 7.75% Series B Cumulative Redeemable Preferred Stock for total net proceeds of $72.4 million.

●	Portfolio net interest margin remained constant at 348 basis points as compared to the prior quarter.

●	Declared second quarter dividend of $0.27 per common share that was paid on July 25, 2013.

●	Book value per common share of $6.25, as compared to $6.55 per common share at March 31, 2013.

Company Overview

NYMT is an internally managed real estate investment trust, or REIT, which invests in mortgage-related and financial assets. The Company currently targets multi-family CMBS, Agency RMBS, including Agency fixed-rate RMBS, Agency ARMs, and Agency IOs, certain commercial real estate-related debt investments and residential mortgage loans, including loans sourced from distressed markets. RiverBanc, LLC, The Midway Group, L.P. and Headlands Asset Management, LLC provide investment management services to the Company with respect to certain of its targeted asset classes. For a list of defined terms used from time to time in this press release, see “Defined Terms” on page 7.

Management Overview

Steven Mumma, NYMT’s CEO and President, commented: “Market volatility combined with the market sell-off during the second quarter resulted in a very challenging environment for fixed income securities. As such, our Agency RMBS and Agency IO securities suffered from negative price movements outside of our hedged expectations. However, the balance of our portfolio, particularly our investments in multi-family CMBS, performed well, as demand for multi-family credit continues to tighten spreads producing unrealized gains of approximately $9 million during the quarter. The net overall effect to the Company was a decrease in book value of approximately 5%, which, while disappointing, we believe validates our view that a diversified portfolio of credit and non credit assets will help limit significant valuation swings in volatile markets.”

“We believe our diversified investment portfolio and our continued success at sourcing further investments in credit sensitive assets positions us to deliver stable returns in what we believe will be a rising interest rate environment over the longer term. Importantly, during the month of May, we sourced and closed on approximately $132 million in distressed residential mortgage loans, bringing our total investment in distressed residential mortgage loans to approximately $190 million at June 30, 2013, and invested approximately $41 million in a new K-Series securitization. We further expanded our capital base during the quarter, successfully completing a common stock offering in early May and a preferred stock offering at the beginning of June that generated aggregate net proceeds to the Company of approximately $167 million and, in turn, invested those proceeds, together with short term financing and working capital, in the loans and multi-family CMBS acquired during the quarter. Because of the delta between the timing of our capital raises and the closing of these investments, we were underinvested during a good portion of May and this, in turn, negatively impacted net income.”

“As we look to the second half of 2013, we continue to believe that our investments in both the distressed residential and the multi-family commercial space will continue to benefit the Company in this difficult interest rate environment. In particular, we expect the resolution of loans within our portfolio of distressed residential mortgage loans to have a greater impact on our earnings during the second half of the year.”

Results of Operations

For the three and six months ended June 30, 2013, we reported net income attributable to common stockholders of $11.2 million and $26.6 million, respectively as compared to net income attributable to common stockholders of $5.1 million and $11.0 million, respectively for the same periods in 2012. The main components of the change in net income for the three and six months ended June 30, 2013 as compared to the same periods for the prior year are detailed in the following table (dollar amounts in thousands, except per share data):

	For the Three Months Ended June 30, (Unaudited)			For the Six Months Ended June 30, (Unaudited)
	2013	2012	$ Change	2013	2012	$ Change
Net interest income	$13,967	$5,881	$8,086	$27,038	$12,125	$14,913
Total other income	$2,766	$2,233	$533	$9,144	$4,597	$4,547
Total general, administrative and other expenses	$4,644	$2,658	$1,986	$8,579	$5,376	$3,203
Income from operations before income taxes	$12,089	$5,456	$6,633	$27,603	$11,346	$16,257
Income tax expense	$189	$467	$(278)	$320	$467	$(147)
Net income	$11,900	$4,989	$6,911	$27,283	$10,879	$16,404
Preferred stock dividends	$(662)	$—	$(662)	$(662)	$—	$(662)
Net income attributable to common stockholders	$11,238	$5,137	$6,101	$26,621	$10,976	$15,645
Basic income per common share	$0.19	$0.34	$(0.15)	$0.49	$0.75	$(0.26)
Diluted income per common share	$0.19	$0.34	$(0.15)	$0.49	$0.75	$(0.26)

In general, the significant increase in a number of the line items set forth above are largely a function of the growth in the Company’s stockholders’ equity from $113.0 million as of June 30, 2012 to $473.3 million as of June 30, 2013 and the corresponding growth in the size of the Company’s portfolio of interest earning assets, each of which has been fueled by the Company’s issuance of common and preferred equity in public offerings during the past twelve months.

Net interest income for the three and six months ended June 30, 2013 more than doubled compared to the same periods in the prior year due, in large part, to an increase of $1.1 billion in average interest earning assets for each of the three and six month periods ended June 30, 2013 as compared to the same periods in 2012.   The Company’s portfolio net interest margin was 348 basis points for the quarter ended June 30, 2013 as compared to net interest margin of 595 basis points for the quarter ended June 30, 2012 and 348 basis points for the quarter ended March 31, 2013.   The decrease in net interest margin for the quarter ended June 30, 2013 as compared to the same period in 2012 was largely attributable to a decreased emphasis in the Company’s IO strategy as a percentage of invested equity and an increased position in its levered Agency fixed-rate and Agency ARM strategy.

Total other income increased by $0.5 million and $4.5 million for the three and six month periods ended June 30, 2013 as compared to the same periods in 2012, respectively. The changes in total other income for the three and six months ended June 30, 2013 as compared to the same periods in 2012 were primarily driven by:

●

an increase in net unrealized gains on multi-family loans and debt held in securitization trusts of $6.8 million and $11.8 million for the three and six months ended June 30, 2013, respectively. The increase in unrealized gains on multi-family loans and debt held in securitization trusts was due to improved credit spreads as well as a significant increase in our investment in multi-family CMBS as compared to the corresponding prior year periods.  As of June 30, 2013, the net carrying value of our multi-family CMBS, which measures unrealized gains and losses through earnings, amounts to approximately $186.4 million as compared to $86.8 million at June 30, 2012. Credit spreads on these assets have continued to benefit in 2013 from improved credit market conditions and greater demand by investors for this product, resulting in increased valuations for our multi-family CMBS investments; and

●

an increase in unrealized gains on investment securities and related hedges of $1.9 million and $5.2 million for the three and six months ended June 30, 2013, respectively, and an increase in realized loss on investment securities and related hedges of $8.0 million and $12.3 million for the three and six months ended June 30, 2013, respectively, which were primarily related to our Agency IO strategy. The increased rate volatility combined with illiquidity in the inverse IO market resulted in larger than expected losses in this strategy.

General, administrative and other expenses increased by $2.0 million and $3.2 million for the three and six months ended June 30, 2013, respectively, as compared to the same periods in 2012. The increase was due primarily to an increase of $1.1 million and $1.6 million in expenses related to our distressed residential mortgage loan investments, which included a one-time expense of $0.4 million for the purchase of the $132.4 million of distressed residential mortgage loans in the second quarter, an increase of $0.5 million and $1.0 million in management fees and an increase $0.2 million and $0.3 million in professional fees. The increase in management fees is driven in large part by the increase in assets managed by our external managers.  The increase in expenses on distressed residential mortgage loans is due to the significant increase in our investment in this asset class as compared to the previous period. As of June 30, 2013, we owned distressed residential mortgage loans having a carrying value of approximately $189.9 million. There were no distressed residential mortgage loans at June 30, 2012. The increase in other categories is largely a result of the growth of our stockholders’ equity and balance sheet.

Book value per common share as of June 30, 2013 was $6.25, representing a decrease of $0.30 per common share from the Company’s book value per common share at March 31, 2013, or a decrease of 5%.

Investment Allocation

The following table sets forth our allocated equity by investment type at June 30, 2013 (dollar amounts in thousands):

	Agency RMBS(1)	Agency IOs	Multi-Family CMBS(2)	Distressed Residential Loans	Residential Securitized Loans	Other(3)	Total

Carrying value	$807,744	$130,298	$269,015	$189,894	$177,180	$42,317	$1,616,448
Liabilities:
Callable(4)	(744,354)	(89,822)	(12,787)	(40,000)	—	(8,190)	(895,153)
Non-callable	—	—	(79,060)	(38,700)	(171,043)	(45,000)	(333,803)
Hedges (Net)(5)	4,508	11,880	—	3,273	—	—	19,661
Cash	—	16,737	—	—	—	53,267	70,004
Other	2,959	2,189	1,939	5,655	1,100	(17,671)	(3,829)
Net equity allocated	$70,857	$71,282	$179,107	$120,122	$7,237	$24,723	$473,328

(1)	Includes both Agency ARMs and Agency fixed rate RMBS.
(2)

The Company determined it is the primary beneficiary of the Consolidated K-Series and has consolidated the Consolidated K-Series into the Company’s financial statements. A reconciliation to our financial statements as of June 30, 2013 follows:

Multi-Family loans held in securitization trusts, at fair value	$6,760,390
Multi-Family CDOs, at fair value	(6,574,003)
Net carrying value	186,387
Investment securities available for sale, at fair value held in securitization trusts	82,628
Total CMBS, at fair value	269,015
Securitized debt	(79,060)
Repurchase agreement	(12,787)
Other	1,939
Net Equity in Multi-Family CMBS	$179,107

(3)

Other includes CLOs having a carrying value of $32.1 million, as well as loans held for investment and non-Agency RMBS. Other callable liabilities include an $8.2 million repurchase agreement on our CLO securities and other non-callable liabilities consist of $45.0 million in subordinated debentures.

(4)	Consists of borrowings under repurchase agreements.
(5)	Includes derivative assets, derivative liabilities, payable for securities purchased and restricted cash posted as margin.

Portfolio Asset Yields

The following table summarizes the Company’s significant assets at June 30, 2013, classified by relevant categories (dollar amount in thousands):

	Carrying Value	Coupon(1)	Yield(1)	CPR(1)
Agency ARMs	$227,669	2.94%	1.19%	22.2%
Agency Fixed Rate RMBS	$580,075	2.95%	2.03%	6.4%
Agency IOs	$130,298	5.78%	8.14%	21.9%
CMBS (2)	$269,015	0.11%	11.79%	N/A
Distressed Residential Loans	$189,894	5.78%	8.83%	N/A
Residential Securitized Loans	$177,180	2.83%	2.78%	6.5%
CLOs	$32,118	4.11%	39.98%	N/A

(1)	Coupons, yields and CPRs are based on second quarter 2013 weighted average balances. Yields are calculated on amortized cost basis and do not reflect the effects of leverage.

(2)

CMBS carrying value, coupons and yield calculations are based on the underlying CMBS that are actually owned by the Company and do not include the other consolidated assets and liabilities of the Consolidated K-Series not owned by the Company.

Additional Information

As of June 30, 2013, the Company funded a portion of its investment portfolio of Agency RMBS, CLOs and CMBS with $855.2 million of repurchase agreement borrowings with a weighted average interest rate of 0.56% and a portion of its distressed residential mortgage loan portfolio with $40 million of repurchase agreement borrowing with an interest rate of 5.20%. In addition, as part of the hedging strategy for its Agency IOs, the Company had a net long position of $233.2 million of To-Be-Announced (“TBA”) securities as of June 30, 2013.

Analysis of Changes in Book Value

The following table analyzes the changes in book value of our common stock for the three and six months ended June 30, 2013 (amounts in thousands, except per share):

	Three Months Ended June 30, 2013			Six Months Ended June 30, 2013
	Amount	Shares	Per Share (1)	Amount	Shares	Per Share (1)
Beginning Balance	$327,270	49,966	$6.55	$322,006	49,575	$6.50
Common stock issuance, net	95,944	13,789		98,440	14,180
Preferred stock issuance, net	72,397			72,397
Preferred stock liquidation preference	(75,000)			(75,000)
Balance after share issuance activity	420,611	63,755	6.60	417,843	63,755	6.55
Dividends declared	(17,214)		(0.27)	(30,705)		(0.48)
Net change AOCI: (2)
Hedges	4,214		0.07	4,898		0.08
RMBS	(23,583)		(0.37)	(28,099)		(0.44)
CMBS	4,782		0.07	8,639		0.13
CLOs	(1,720)		(0.03)	(869)		(0.01)
Net income	11,238		0.18	26,621		0.42
Ending Balance	$398,328	63,755	$6.25	$398,328	63,755	$6.25

(1)	Outstanding shares used to calculate book value per share for the quarter ended period is based on outstanding shares as of June 30, 2013 of 63,754,730.
(2)	Accumulated other comprehensive income (“AOCI”).

Conference Call

On Wednesday, August 7, 2013, at 9:00 a.m. Eastern Time, New York Mortgage Trust's executive management is scheduled to host a conference call and audio webcast to discuss the Company's financial results for the three and six months ended June 30, 2013. The conference call dial-in number is (877) 312-8806. The replay will be available until Wednesday, August 14, 2013 and can be accessed by dialing (855) 859-2056 and entering passcode 26088221. A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis, at the Company's website at http://www.nymtrust.com. Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast.

Second quarter 2013 financial and operating data can be viewed on the Company’s Quarterly Report on Form 10-Q, which is expected to be filed with the Securities and Exchange Commission on or before August 9, 2013. A copy of the Form 10-Q will be posted at the Company’s website as soon as reasonably practicable following its filing with the Securities and Exchange Commission.

Defined Terms

The following defines certain of the commonly used terms in this press release: “RMBS” refers to residential mortgage-backed securities comprised of adjustable-rate, hybrid adjustable-rate, fixed-rate, interest only and inverse interest only, and principal only securities; “Agency RMBS” refers to RMBS representing interests in or obligations backed by pools of residential mortgage loans issued or guaranteed by a federally chartered corporation, such as the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”), or an agency of the U.S. government, such as the Government National Mortgage Association (“Ginnie Mae”); “Agency ARMs” refers to Agency RMBS comprised of adjustable-rate and hybrid adjustable-rate RMBS; “IOs” refers collectively to interest only and inverse interest only mortgage-backed securities that represent the right to the interest component of the cash flow from a pool of mortgage loans; “Agency IOs” refers to an IO that represents the right to the interest component of cash flow from a pool of residential mortgage loans issued or guaranteed by a GSE, or an agency of the U.S. government; “POs” refers to mortgage-backed securities that represent the right to the principal component of the cash flow from a pool of mortgage loans; “ARMs” refers to adjustable-rate residential mortgage loans; “residential securitized loans” refers to prime credit quality residential ARM loans held in securitization trusts; “distressed residential loans” refers to pools of performing, re-performing and to a lesser extent non-performing, fixed-rate and adjustable-rate, fully amortizing, interest-only and balloon, seasoned mortgage loans secured by first liens on one- to four-family properties; “CMBS” refers to commercial mortgage-backed securities comprised of commercial mortgage pass-through securities, as well as IO or PO securities that represent the right to a specific component of the cash flow from a pool of commercial mortgage loans; “multi-family CMBS” refers to CMBS backed by commercial mortgage loans on multi-family properties; “multi-family securitized loans” refers to the commercial mortgage loans included in the Consolidated K-Series; “CDO” refers to collateralized debt obligation; “CLO” refers to collateralized loan obligation; and “Consolidated K-Series” refers to, in the case of the three and six month periods ended June 30, 2013, five separate Freddie Mac- sponsored multi-family loan K-Series securitizations, or in the case of the three and six month periods ended June 30, 2012, three separate Freddie Mac-sponsored multi-family loan K-Series securitizations, of which we, or one of our special purpose entities, or SPEs, own the first loss PO securities and certain IO securities.

We determined that the Consolidated K-Series were variable interest entities and that we are the primary beneficiary of the Consolidated K-Series. As a result, we are required to consolidate the Consolidated K-Series’ underlying multi-family loans including their liabilities, interest income and expense in our consolidated financial statements. We have elected the fair value option on the assets and liabilities held within the Consolidated K-Series, which requires that changes in valuations in the assets and liabilities of the Consolidated K-Series be reflected in our consolidated statement of operations.

About New York Mortgage Trust

New York Mortgage Trust, Inc. is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”). The Company invests in mortgage-related and financial assets and targets Agency RMBS, consisting of fixed-rate, adjustable-rate and hybrid adjustable-rate RMBS, Agency IOs consisting of interest only and inverse interest only RMBS that represent the right to the interest component of the cash flow from a pool of mortgage loans, multi-family CMBS, certain commercial real estate-related debt investments and residential mortgage loans, including loans sourced from distressed markets.

When used in this press release, in future filings with the Securities and Exchange Commission (“SEC”) or in other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “would,” “could,” “goal,” “objective,” “will,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions.

Forward-looking statements are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to it. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to the Company. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in its forward-looking statements. The following factors are examples of those that could cause actual results to vary from the Company’s forward-looking statements: changes in interest rates and the market value of the Company’s securities; changes in credit spreads; the impact of the downgrade of the long-term credit ratings of the U.S., Fannie Mae, Freddie Mac, and Ginnie Mae; market volatility; changes in the prepayment rates on the mortgage loans underlying the Company’s investment securities; increased rates of default and/or decreased recovery rates on the Company’s assets; the Company’s ability to borrow to finance its assets; changes in government regulations affecting the Company’s business; the Company’s ability to maintain its qualification as a REIT for federal tax purposes; the Company’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including the risk factors described in the Company’s periodic reports filed with the SEC, could cause the Company’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect the Company. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For Further Information

CONTACT:	AT THE COMPANY
Kristine R. Nario
Investor Relations
Phone: (646) 216-2363
Email: knario@nymtrust.com

FINANCIAL TABLES FOLLOW

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollar amounts in thousands, except per share data)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012

INTEREST INCOME:
Investment securities and other	$10,621	$4,799	$21,774	$10,383
Multi-family loans held in securitization trusts	54,484	18,804	99,802	31,004
Residential mortgage loans held in securitization trusts	1,229	1,428	2,535	2,772
Distressed residential mortgage loans	2,550	-	3,989	-
Total interest income	68,884	25,031	128,100	44,159

INTEREST EXPENSE:
Investment securities and other	1,818	500	3,447	952
Multi-family collateralized debt obligations	50,249	17,541	91,908	29,115
Residential collateralized debt obligations	278	332	576	691
Securitized debt	2,104	277	4,196	277
Subordinated debentures	468	500	935	999
Total interest expense	54,917	19,150	101,062	32,034

NET INTEREST INCOME	13,967	5,881	27,038	12,125

OTHER INCOME (EXPENSE):
Provision for loan losses	(384)	(59)	(667)	(289)
Realized (loss) gain on investment securities and related hedges, net	(8,490)	(443)	(11,652)	626
Realized gain on distressed residential mortgage loans	435	-	571	-
Unrealized gain (loss) on investment securities and related hedges, net	2,057	171	4,513	(701)
Unrealized gain on multi-family loans and debt held in securitization trusts, net	8,981	2,205	16,032	4,228
Other income (including $41, $0, $60 and $0 from related parties, respectively)	167	359	347	733
Total other income	2,766	2,233	9,144	4,597

Management fees (including $654, $177, $1,321 and $325 to related parties, respectively)	1,687	1,180	3,242	2,215
Expenses on distressed residential mortgage loans	1,117	-	1,566	-
Other general and administrative expenses (including $162, $156, $369 and $316 to related parties, respectively)	1,840	1,478	3,771	3,161
Total general, administrative and other expenses	4,644	2,658	8,579	5,376

INCOME FROM OPERATIONS BEFORE INCOME TAXES	12,089	5,456	27,603	11,346
Income tax expense	189	467	320	467
NET INCOME	11,900	4,989	27,283	10,879
Net (loss) income attributable to noncontrolling interest	-	(148)	-	(97)
Preferred stock dividends	(662)	-	(662)	-
NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$11,238	$5,137	$26,621	$10,976

Basic income per common share	$0.19	$0.34	$0.49	$0.75
Diluted income per common share	$0.19	$0.34	$0.49	$0.75
Dividends declared per common share	$0.27	$0.27	$0.54	$0.52
Weighted average shares outstanding-basic	58,959	15,262	54,311	14,630
Weighted average shares outstanding-diluted	58,959	15,262	54,311	14,630

NEW YORK MORTGAGE TRUST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands)

	June 30,	December 31,
	2013	2012
	(unaudited)
ASSETS
Investment securities available for sale, at fair value (including pledged securities of $908,144 and $954,656, respectively)	$972,743	$1,034,711
Investment securities available for sale, at fair value held in securitization trusts	82,628	71,159
Residential mortgage loans held in securitization trusts (net)	177,180	187,229
Distressed residential mortgage loans held in securitization trust (net)	58,213	60,459
Distressed residential mortgage loans	131,681	-
Multi-family loans held in securitization trusts, at fair value	6,760,390	5,442,906
Derivative assets	245,535	246,129
Cash and cash equivalents	53,267	31,777
Receivables and other assets	80,889	86,031
Total Assets (1)	$8,562,526	$7,160,401

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Financing arrangements, portfolio investments	$855,153	$889,134
Financing arrangements, distressed residential mortgage loans	40,000	-
Residential collateralized debt obligations	171,043	180,979
Multi-family collateralized debt obligations, at fair value	6,574,003	5,319,573
Securitized debt	117,760	117,591
Derivative liabilities	1,860	5,542
Payable for securities purchased	238,440	245,931
Accrued expenses and other liabilities (including $448 and $211 to related parties, respectively)	45,939	34,645
Subordinated debentures	45,000	45,000
Total liabilities (1)	8,089,198	6,838,395

Commitments and Contingencies

Stockholders' Equity:
Preferred stock, $0.01 par value, 7.75% Series B cumulative redeemable, $25 liquidation preference per share, 3,450,000 shares authorized, 3,000,000 and 0 shares issued and outstanding as of June 30, 2013 and December 31, 2012, respectively	72,397	-
Common stock, $0.01 par value, 400,000,000 shares authorized, 63,754,730 and 49,575,331 shares issued and outstanding as of June 30, 2013 and December 31, 2012, respectively	638	496
Additional paid-in capital	421,937	355,006
Accumulated other comprehensive income	2,657	18,088
Accumulated deficit	(24,301)	(51,584)
Total stockholders' equity	473,328	322,006
Total Liabilities and Stockholders' Equity	$8,562,526	$7,160,401

(1) Our condensed consolidated balance sheets include assets and liabilities of consolidated variable interest entities ("VIEs") as the Company is the primary beneficiary of these VIEs. As of June 30, 2013 and December 31, 2012, assets of consolidated VIEs totaled $7,111,674 and $5,786,569, respectively, and the liabilities of consolidated VIEs totaled $6,887,415 and $5,636,650, respectively.